Exhibit 99.1

FOR IMMEDIATE RELEASE

Chevron Issues Interim Update for Fourth Quarter 2013

SAN RAMON, Calif., January 9, 2014 – Chevron Corporation (NYSE: CVX) today reported in its interim update that earnings for the fourth quarter 2013 are expected to be comparable with third quarter 2013 results. Upstream earnings for the fourth quarter are projected to be lower than the prior quarter, while downstream earnings are expected to be higher. The interim update contains industry and company operating data for the first two months of the fourth quarter. Readers are advised that the commentary below compares results for the first two months of the fourth quarter 2013 to full third quarter 2013 results, unless indicated otherwise.

UPSTREAM
U.S. net oil-equivalent production was lower, primarily due to planned downtime across multiple assets in the Gulf of Mexico. International net oil-equivalent production was lower compared to the third quarter, reflecting maintenance activity in Australia and downtime at the LNG facility in Angola.

		2012	2013
		4Q	1Q	2Q	3Q	4Q thru Nov
U.S. Upstream
Net Production:
Liquids	MBD	462	455	455	448	441
Natural Gas	MMCFD	1,273	1,255	1,227	1,242	1,255
Total Oil-Equivalent	MBOED	674	664	659	655	650
Average Realizations:
Liquids	$/Bbl	90.67	94.49	92.25	97.18	90.17
Natural Gas	$/MCF	3.22	3.11	3.78	3.23	3.28
International Upstream
Net Production:
Liquids	MBD	1,333	1,305	1,258	1,279	1,281
Natural Gas	MMCFD	3,963	4,054	3,987	3,910	3,795
Total Oil-Equivalent	MBOED	1,994	1,981	1,923	1,930	1,914
Average Realizations:
Liquids	$/Bbl	99.93	102.35	93.71	104.29	99.55
Natural Gas	$/MCF	5.97	6.07	5.93	5.88	5.68

DOWNSTREAM
U.S. refinery crude-input volumes were higher mainly due to the absence of planned maintenance activity in the third quarter at the El Segundo, California refinery. International refinery crude-input volumes were down slightly compared to the third quarter.

		2012	2013
		4Q	1Q	2Q	3Q	4Q thru Nov
Volumes:	MBD
	U.S. Refinery Input	702	576	814	831	858
	Int’l Refinery Input	918	818	872	885	876
	U.S. Branded Mogas Sales	507	500	526	529	518
Refining Market Indicators:	$/Bbl
	U.S. West Coast – Blended 5-3-2	19.54	21.37	23.46	19.76	21.22
	U.S. Gulf Coast – Maya/Mars 5-3-2	19.93	19.73	20.76	20.53	19.86
	Singapore – Dubai 3-1-1-1	7.17	9.40	8.52	5.65	4.45
Marketing Market Indicators:	$/Bbl
	U.S. West – Weighted DTW to Spot	8.85	5.51	5.73	4.84	5.71
	U.S. East – Houston Mogas Rack to Spot	5.21	4.78	5.10	2.76	3.64
	Asia-Pacific	10.26	11.07	11.03	10.62	9.97

ADDITIONAL ITEMS
The following table includes the estimated values on an absolute basis of select items in the full quarter.

$MM	4Q 2013	Comments
Foreign Exchange	$200 - $300	Primarily balance sheet translation effects
“All Other” Segment Guidance	$(400) - $(500)	Per existing guidance

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NOTICE

Chevron’s discussion of fourth quarter 2013 earnings with security analysts will take place on Friday, January 31, 2014, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR'' PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments required by existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 28 through 30 of the company’s 2012 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.